                                                                 EXHIBIT 12.1
Computation of ratio of earning to fixed charges

                                                                                         For the Period
                                                                                         from  Inception
                                               For the Years Ended December 31,         (February 7, 1996)
                                               --------------------------------                to
                                               1999           1998           1997       December 31, 1996
                                           -----------    ------------   ------------    -----------------
Net income (loss)                         (1,504,644.00)   (443,725.00)  5,219,879.00       154,461.00

Fixed Charges:
  Interest expensed and capitalized       15,196,000.00   1,581,000.00          --                --
  Amortized premiums, discounts and
   capitalized expenses related to
   indebtedness                            3,812,139.00     234,000.00          --                --
  Interest factor of operating rents              --             --             --                --
  Preference security dividend                    --             --             --                --
                                          -------------   ------------   ------------    -------------
    Total Fixed Charges                   19,008,138.00   1,815,000.00          --                --
                                          -------------   ------------   ------------    -------------

Amortization of capitalized interest              --             --             --                --
Distributed Income of equity investments          --             --             --                --

  Sub-total                               17,503,445.00   1,371,275.00   5,219,879.00       154,461.00

Interest capitalized                      19,008,139.00   1,815,000.00          --                --

                                          --------------  -------------  -------------    ------------
Earnings                                  (1,504,694.00)   (443,725.00)  5,219,879.00       154,461.00
                                          --------------  -------------  -------------    ------------
Fixed Charges                             19,008,139.00   1,815,000.00          --                --
                                                  (0.08)         (0.24)        N/A               N/A

Deficiency                                20,512,833.00   2,258,725.00  (5,219,879.00)    (154,461.00)